Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Redeems Convertible Debt, Reduces Potentially Dilutive Shares

•	Reduced debt by $57.5 million with available cash balance

•	Removed 5.5 million potentially dilutive shares

•	Total of 14.1 million shares (18%) removed from potentially-dilutive share count since 2016

BROOKFIELD, Conn. April 4, 2019 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, reported that $57.5 million in convertible debt which matured on April 1, 2019 was repaid in full.

The debt repayment eliminated 5.5 million potentially dilutive shares. When combined with the previous repayment of convertible debt in April 2016, 10.4 million potentially dilutive shares have been eliminated over the last three years. In addition, as previously reported, the company repurchased 3.7 million shares on the open market beginning in July 2018; thus, a total of 14.1 million shares, or 18% of total potentially-dilutive shares outstanding have been eliminated since 2016.

"During the last few years, we have strategically improved our balance sheet, with this debt repayment being the most recent step in that strategy,” said Peter Kirlin, chief executive officer. “All debt has been repaid, with the exception of targeted debt in China for which we expect to receive reimbursement on all interest expense. In addition, over the last three years we have significantly lowered our diluted share count, providing greater value for our equity holders. We now have greater financial flexibility as we evaluate future uses of cash, whether it be additional share repurchases or investments in organic growth to respond to customer commitments.”

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. Today, the company employs 1,575 across 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. The forward-looking statements contained in this press release involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions. There is no assurance that the company’s expectations will be realized. For additional information please see the company’s quarterly and annual reports filed with the Securities and Exchange Commission.